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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934





                                August 15, 1997
                       (Date of earliest event reported)



                                    KFx Inc.
             (Exact name of Registrant as specified in its charter)



      Delaware                      0-23634                  84-1079971
 (State of Incorporation)   (Commission File No.)          (IRS Employer
                                                        Identification No.)




             1999 Broadway, Suite 3200, Denver, Colorado USA 80202 (Address of principal executive offices, including zip code)





                                 (303) 293-2992
              (Registrant's telephone number, including area code)

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Item 7.     (c) Exhibits
                --------


            4.1      Form of 6% Convertible Debentures due 2002.


            4.2 Form of Warrant to Purchase Common Stock issued to the Placement Agents.



Item 9.     Sales of Equity Securities Pursuant to Regulation S.
            ---------------------------------------------------

            On August 15, 1997 (the "Closing Date"), KFx Inc. (the "Company") completed the offer and sale of $17 million principal amount of the Company's 6% convertible debentures due 2002 (the "Debentures"). The Debentures were sold without registration under the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration provided by Regulation S under the Securities Act. The Debentures were offered, sold and delivered only to non-United States persons outside of the United States, its territories and possessions. Application has been made to list the Debentures on the Luxembourg Stock Exchange.


            The placement agents of the Debentures' offering were BlueStone Capital Partners, L.P., and Jefferies International Limited (collectively, the "Placement Agents"). The aggregate underwriting discounts and commissions paid to the Placement Agents in conjunction with the sale of the Debentures was $1,190,000 (7% of the principal amount thereof). The Company also issued to the Placement Agents and/or their designees, warrants (the "Placement Agents' Warrants") to purchase 453,333 shares of common stock, par value $.001 per share, of the Company (the "Common Stock" or "Shares"). The exercise price of the Placement Agents' Warrants will be $5.00 per share. Banca del Gottardo is acting as Offering Representative for the Placement Agents, and as such will be paid by the Placement Agents an as yet undetermined portion of the cash compensation payable to the Placement Agents by the Company.


            The Debentures are convertible into Shares at the option of the holder of the Debentures (the "Holders"), in multiples of $10,000 principal amount, at any time commencing on the 91st day after the Closing Date and prior to maturity (unless previously redeemed or repurchased by the Company), into that whole number of Shares determined by dividing (a) the principal amount of Debentures to be converted by (b) the Conversion Price (as defined herein), subject to adjustment in certain circumstances. No fractional Shares will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash. Accrued and unpaid interest on the Debentures will be paid in cash at the time of conversion. Holders of Debentures called for redemption will be entitled to convert the Debentures up to and including, but not after, the date of redemption. The right to convert a Debenture delivered for redemption or repurchase will terminate on the redemption or repurchase date, as applicable.

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            The initial Conversion Price is $3.75 per share and such price will be reset on November 1, 1999 (the "Reset Conversion Date"). On and after the Reset Conversion Date, the Conversion Price will be the product obtained by multiplying (i) the Stock Price Factor (as defined below), by (ii) 90%. However, the Conversion Price may not be less than $3.65 (the "Floor"), other than as the result of the operation of customary antidilution adjustments set forth in the indenture entered into between the Company and First Bank National Association, as trustee dated as of July 25, 1997; provided, however, notwithstanding the foregoing, if the exercise price of the warrant issued to Thermo Ecotek Corporation to purchase 7,750,000 shares of Common Stock is reduced, then the Floor will be adjusted downward on a dollar-for-dollar basis.


            "Stock Price Factor" means the average American Stock Exchange ("AMEX") closing sale price per Share (or, if the Company is listed or quoted on a U.S. exchange other than AMEX, the average closing price on such exchange) for the 15 trading days immediately preceding the Reset Conversion Date.


            The Company will, at the Company's expense, (i) file with the Securities and Exchange Commission within 45 days after the date of the final closing, a registration statement (the "Shelf Registration Statement"), (ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as possible thereafter, and
(iii) use its reasonable best efforts to keep the Shelf Registration Statement effective until the last date on which the Debentures may be converted.

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                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 15th day of August, 1997.



                              KFx Inc.



                              By: /s/  Jeffrey A. Hansen
                                  ----------------------
                                  Jeffrey A. Hansen
                                  Chief Financial Officer

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Exhibit Index
-------------


     4.1      Form of 6% Convertible Debentures due 2002.

     4.2      Form of Warrant to Purchase Common Stock issued to the Placement
              Agents.

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